8SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[X] Soliciting Material Pursuant to Section 240.14a-12

                             DELCATH SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)
                   -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          -------------------------------------------------

          (2) Aggregate number of securities to whichtransaction applies:

          -------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------

          (4) Proposed maximum aggregate value of transaction:

          -------------------------------------------------

          (5) Total fee paid:

          -------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          -------------------------------------------------

          (2) Form, Schedule or Registration Statement No.:

          -------------------------------------------------

          (3) Filing Party:

          -------------------------------------------------

          (4) Date Filed:

          -------------------------------------------------

[GRAPHIC OMITTED]




Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
---------------                             ----------------   -----------------

Media Contact:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com
------------------                            FOR IMMEDIATE RELEASE


                DELCATH SYSTEMS COMMENCES MAILING TO SHAREHOLDERS

              Urges Shareholders NOT to Sign Any Blue Consent Cards

STAMFORD, Conn., August 22, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) today announced that it has commenced mailing of its definitive consent revocation materials in connection with Laddcap Value Partners LP's consent solicitation to replace Delcath's Board of Directors with Laddcap's handpicked nominees.

Delcath urges all shareholders to discard any blue consent cards they receive from Laddcap and SIGN, DATE and RETURN the GOLD consent revocation card being mailed today.

Delcath today mailed the following letter to its shareholders, which accompanies its definitive consent revocation materials:

                                                        August 22, 2006

Dear Fellow Delcath Shareholders,

As you know, Laddcap Value Partners is seeking your written consent to replace the entire Board of Directors of Delcath Systems with its own hand-picked slate of directors. Despite our previous efforts to negotiate in good faith with Laddcap to reach an amicable agreement, Laddcap's principal, Mr. Robert Ladd, remains relentless in his efforts to remove your current Board of Directors, which will, if successful, necessitate my departure as the Company's Chief Executive Officer.

If you give Laddcap your written consent, you are in effect voting on the future leadership of Delcath Systems. You are not required to act on Laddcap's blue consent card, but if you are considering it, we want to share our plan for maximizing shareholder value and alert you to the serious concerns we have regarding Mr. Ladd and his proposed slate of hand-picked nominees.

                   YOUR BOARD OF DIRECTORS HAS AN OUTSTANDING
                         TRACK RECORD OF VALUE CREATION

We believe it is important to note that the current Board and management team, including myself, have a heavily vested interest in Delcath, with a combined total of 3.2 million shares.(1) This represents more shares than Laddcap controls and we believe, as long-term shareholders, that we are more aligned with the best interests of all of Delcath's shareholders, both large and small. Another important fact is that when Delcath's current independent Board members joined the Company at the end of October 2001, the Company's shares were trading at approximately $1.00. Since that time, through July 26, 2006, the day before Laddcap commenced its consent solicitation, the market value per share of the Company's common stock has continued to grow, increasing by approximately 469%.(2) We believe the work we have done to raise the share price over the past few years is only just the beginning and we can continue to increase shareholders' return on investment.

The Board of Directors and management of Delcath are making every effort to address shareholders' concerns that were raised at our annual meeting:

     o We have retained C.E. Unterberg, Towbin, a reputable and established investment bank with decades of experience in the healthcare industry. We are working closely with them to explore additional and alternative means of maximizing value for our shareholders.

     o We remain on track to expand the Board of Directors with the addition of one new Board member by September 30th and a second new Board member before the end of the year.

     o We are working closely with the National Cancer Institute (NCI) to influence the number of sites participating in our pivotal Phase III trial using Melphalan. Recently we successfully added the Methodist Health Care System in placeStateTexas to our Phase III clinical trial using Doxorubicin, raising awareness for the Delcath system in the healthcare community.

     o We believe that the help of a strategic advisor, the strengthening of our Board and the growing awareness of the Delcath system will help us drive success as we execute our long-term strategy.

------------------
(1) This number includes 1,332,300 shares of Common Stock issuable upon exercise of vested stock options granted to directors and executive officers pursuant to our various stock option plans.

(2) In addition, since May 15, 2003, near the completion of a public offering of the Company's shares, through July 26, 2006, the day before Laddcap commenced its consent solicitation, the market value per share of the Company's Common Stock has continued to grow, increasing by approximately 916%. In contrast, the annual return for Mr. Ladd's underperforming hedge fund for 2006 through April 2006 was 5.1%, for all 2005 was -1.7%, and for 2004 was 0.7%, each considerably below the performance of the rest of the market. Source: Laddcap Value Partners LP April 2006 update to investors. Annual return for S&P SmallCap 600 for 2006 through April 2006 was 12.52%, for all 2005 was 6.65%, and for 2004 was 21.59%.

     o We are also pleased to have recently announced that Dr. Seymour Fein, M.D. has assumed the newly developed role of Chief Scientific Officer in addition to continuing his role as Medical Director. Dr. Fein is board certified in both oncology and internal medicine. He has been a Delcath supporter for a number of years, and currently is, and will remain Medical Director and a member of the Company's Scientific Advisory Board. Dr. Fein's extensive background in developing cancer therapies and medical devices, and work towards achieving FDA approval, will help strengthen Delcath's already experienced management team. The new Chief Scientific Officer role will encompass the duties of the position of Chief Technical Officer, which was previously held by Dr. Samuel Herschkowitz. Dr. Herschkowitz will remain as the Chairman of the Board of Directors.

              YOUR BOARD REMAINS FOCUSED ON DELCATH'S CORE MISSION

Until we attain an approval from the FDA, we are a development-stage company and must remain focused on completing our trials. The most important of these trials is the current Phase III study using Melphalan that is underway at the NCI. We have worked very hard over the years in developing a strong relationship with the NCI and convincing the FDA to grant Fast Track Status for the Phase III Melphalan trial. The greatest hurdle we have overcome was coming to terms with the FDA on a special protocol for administering Melphalan using the Delcath system to cancer patients in a non-blind study. After more than a year of discussions, we received an official Special Protocol Assessment (SPA) giving Delcath what is in effect a binding contract with the FDA to speed the approval process once our Phase III trial is complete. Until we received the SPA just a few months ago, we could not commence our Phase III study without losing some of the benefits of our Fast Track Status. Even with the Phase III study now underway, Delcath is not able to add new sites directly. Rather, the NCI must approve any expansion of the study to new sites. To the extent that we can add value to this process by suggesting potential sites for inclusion in the study, we have been as active as possible. Unfortunately, since our Phase III trial commenced, we have spent a great deal of time defending Delcath from Laddcap's hostile takeover attempt, which we believe, if successful, will jeopardize everything we have worked so hard for to this point.

                   DON'T LET YOUR COMPANY FALL INTO THE HANDS
                          OF LADDCAP'S SUSPECT NOMINEES
                             PROTECT YOUR INVESTMENT

Now that Ladd's consent solicitation is underway, it is important for shareholders to understand the realities surrounding Mr. Ladd's plans, his misstatements and the startling facts surrounding Jonathan Foltz, a former employee of Delcath and the only member of Ladd's slate of directors that would represent any continuity at the company should our current Board be removed.

Before you sign Ladd's blue consent card, please consider the following:

     o We believe that Mr. Ladd's previous actions (actions that we have described in the Consent Revocation Statement that accompanies this letter) demonstrate that he is attempting to seize control of Delcath in order to force a "quick sale" of the Company.

     o Mr. Ladd's underperforming hedge fund, Laddcap Value Fund, despite substantial paper profits in Delcath, has substantially underperformed the market for the past two years. Today, Mr. Ladd finds himself with almost 40% of his investors' capital in one stock - Delcath Systems. Understanding as he must that Delcath's pivotal Phase III Melphalan trial can take as much as 18 to 24 months to reach its conclusion, a substantial portion of his capital would have to remain in Delcath shares.

     o For Mr. Ladd, we believe that a sale of the entire company at once will provide him with liquidity and short-term profits, while depriving other Delcath shareholders of the long-term value of their stock. Certainly, we believe that Mr. Ladd is working in his own best interest and the short-term interests of Laddcap, which interests are different than those of Delcath's long-term shareholders.

     o Furthermore, Laddcap is in uncharted territory with this strategy. Laddcap has never attempted to seize control of a public company in the past, much less attempted to run one. Do you as shareholders really believe that Delcath will be better off with the manager of a small, underperforming hedge fund and his board of handpicked nominees leading the way?

     o Mr. Ladd's proposed slate of nominees is a cause for great concern. If trust is an important factor in corporate governance, how are shareholders supposed to trust a board with members such as Jonathan Foltz, a man who has been sued by Delcath for misappropriation and theft of Delcath's highly confidential trade secrets, unfair trade practices, breach of loyalty and other serious claims, and who himself, as recently as April of 2006, described Mr. Ladd's accusations against the Company as "absurd" and complained of Mr. Ladd's "bullying tactics"?(3) We cannot help but wonder if a consulting fee from Laddcap, the allure of a position as Delcath's Chief Executive Officer if Mr. Koly leaves, and reimbursement for legal and office expenses by Laddcap contributed to Mr. Foltz's apparent change of mind.

     o We believe that Laddcap has also misled shareholders. Laddcap issued proxy materials prior to our annual meeting that included a valuation of Delcath rendered by two "investment banks" that had never filed such a valuation for any company with the Securities and Exchange Commission. Laddcap claimed in its proxy materials that these "investment banks," Glocap Funding LLC and Fulcrum Global Partners LLC, were "reputable and established" firms. They are not. In fact, on June 6, 2006, one day before Fulcrum issued its valuation opinion of the Company, the New York Post reported that Fulcrum had "shut its books and resigned from the National Association of Securities Dealers." We feel this only proves to what great lengths Laddcap has gone to influence your votes. Even though we alerted shareholders to these shocking facts weeks ago, as of this date, Laddcap has never attempted to explain or rebut these charges. Fortunately, a Federal judge has temporarily restrained Mr. Ladd from acting on his consent solicitation pending further court proceedings.

-------------
(3) Source: Email from Jonathan Foltz to the Company's public relations firm, dated April 18, 2006.

     o We are surprised that Laddcap would request Delcath shareholders' consent to remove your duly-elected, proven Board in order to replace them with a slate of nominees with suspect qualifications, including one nominee, Mr. Paul Nicholls, who filed for personal bankruptcy in 2002, and, at the time he filed for bankruptcy, was paying $2,500 per month in "rent" to his wife at an apartment building owned by her and appraised at over $3 million. Mr. Nicholls' bankruptcy stemmed from a debt he amassed on credit cards, including credit cards issued by luxury retailers such as Bloomingdale's, Bergdorf Goodman and Macy's, not as Laddcap would have you believe, because of his serious battle with cancer. Laddcap's slated board also includes Mr. Fred Zeidman, who served as a member of the audit and compensation committees of the board of directors of Seitel Corporation, during the period in which Seitel misstated earnings for seven quarters and subsequently filed for bankruptcy. Mr. Zeidman was named in seven shareholder derivative lawsuits stemming from Seitel's misstatements of earnings and eventual bankruptcy.

     o Laddcap claims that it has a plan for Delcath. In reality, however, Laddcap conspiring with Mr. Foltz, is merely regurgitating the same exact strategies and plans that Delcath has been presenting to investors in meetings and conference calls for over a year. Laddcap will have you believe that Delcath has no plan for commercializing the Delcath system, and this too is not correct. We clearly understand that the leadership of Delcath needs to communicate to investors our strategy for attacking the $1 billion market which the Delcath system can address, if and when it is approved by the FDA. As that milestone nears, we will bring aboard an experienced executive team that has a proven track record of success in the commercialization of medical devices to supplement the experience of our current management. In the interim, we are focused on identifying partnership opportunities to leverage and possibly monetize our intellectual property, particularly our patents to develop therapies for other organs in the body. With the help of an expanded Board and our strategic advisors at C.E. Unterberg, Towbin, we believe that we can make substantial progress towards reaching these goals.

                            YOUR SUPPORT IS IMPORTANT

Delcath was founded in 1988 by a team of physicians searching for a treatment for liver cancer. Liver cancer is one of the most prevalent and lethal forms of cancer. The American Cancer Society estimates that approximately 1,400,000 new cases of cancer will be diagnosed in 2006, including approximately 220,000 newly diagnosed cases of metastatic cancers in the liver, and approximately 18,510 newly diagnosed cases of primary liver cancer. Your Board is singularly united in its commitment to the successful achievement of Delcath's mission and the Delcath system. Do not let Laddcap deprive you of the full value of your Delcath shares. If Laddcap is successful in taking over Delcath, we believe it will sell the Company before it ever reaches FDA approval. DO NOT BE FOOLED.

We urge you to reject Laddcap's efforts to take control of your Company. Please discard any blue consent cards that you may receive from Laddcap and SIGN, DATE and RETURN the enclosed GOLD consent revocation card TODAY.

                      Thank you for your continued support.


                                M.S. Koly
                                President and Chief Executive Officer




   If you have any questions, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.



This letter contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A (the "Definitive Consent Revocation Statement") with the SEC in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, Chief Executive Officer, (203) 323-8668.